AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (this “Agreement” or this “Agreement and General Release”) is entered into by Gerald Melillo (“Executive”) and PDI, Inc. (the “Company”). Executive and the Company are jointly referred to in this Agreement as the “Parties.”
1.Termination of Employment. Executive’s employment with the Company terminated on December 1, 2015 (the “Termination Date”). Executive and PDI agree that Executive’s termination fell within the scope of Paragraph 2.a of the Employment Separation Agreement dated October 15, 2012 between Executive and PDI (“ES Agreement”). Executive and PDI also agree that Executive’s termination is in accordance with Paragraph 1 of the ES Agreement.
2.    Consideration. In consideration for executing and not revoking this Agreement and General Release and in accordance with terms of the ES Agreement, the Company, to pay or provide Executive with the following;

i.
To pay Executive (a) severance in the total amount of Three Hundred Twenty One Thousand Three Hundred Sixty Dollars and Zero Cents ($321,360.00), in one lump sum, representing twelve (12) times Executive’s Base Monthly Salary (excluding incentives, bonuses, and other compensation); and (b) a lump sum of Ninety Nine Thousand Five Hundred Thirty Nine Dollars and Zero Cents ($99,539.00), representing the average of the cash incentive compensation paid to Executive over the three (3) years prior to the Termination Date (together referred to in this Agreement as the “Severance Payment”), less applicable withholding required by law.

ii.
Executive has been granted an aggregate of [122,484] shares of restricted stock (the “Restricted Stock”) under the PDI, Inc. Amended and Restated 2004 Stock Award and Incentive Plan (the “Plan”). Pursuant to the terms of the Plan and the applicable Restricted Stock award agreements issued thereunder, any Restricted Stock that remained unvested as of the Termination Date would be forfeited. However, such unvested Restricted Stock will, notwithstanding any provision of the Plan or the applicable Restricted Stock award agreements to the contrary, instead remain outstanding and will vest if and only if the Asset Purchase Agreement between the Company and Publicis Healthcare Communications Group, dated October 30, 2015 (the “APA”) closes on or before February 28, 2016 (the “Required Closing Date”). If the APA does not close by the Required Closing Date, all Restricted Stock which was unvested as of the Termination Date will be forfeited with no further compensation due to Executive in respect of the Restricted Stock.

iii.
Executive has also been granted an aggregate of [48,194] stock appreciation rights (the “SARs”) under the Plan. Pursuant to the terms of the Plan and the applicable SAR award agreements issued thereunder, any SARs that were unvested as of the Termination Date (the “Unvested SARs”) would be forfeited immediately. Additionally, any vested SARs would generally only remain exercisable for 30 days following the Termination Date. However, the Unvested SARs will, notwithstanding any provision of the Plan or the applicable SAR award agreements to the contrary, instead remain outstanding and will fully vest and become exercisable if and only if the APA closes on or before the Required Closing Date. Additionally, the vested SARs will not be forfeited if not exercised in the 30 day post-termination exercise, but will remain outstanding and, if and only if the APA closes on or before the Required Closing Date, such SARs, including any such SARs which vest pursuant to the previous sentence, will remain outstanding and exercisable for the remaining term applicable to such SAR that would apply without regard to termination of employment. If the APA does not close by the Required Closing Date, all Unvested SARs will be forfeited with no further compensation due to Executive in respect of the Unvested SARs and any vested SARs, which were not timely exercised by the Required Closing Date, will be forfeited with no further compensation due to Executive in respect of the vested SARs.

iv.
If Executive properly and timely elects to continue health coverage under the Company’s plan in accordance with the continuation requirements of COBRA, the Company shall reimburse Executive for the cost of the premium for such coverage for up to a twelve (12) month period beginning on the Termination Date and ending on the earlier of (i) December 31, 2016; or (ii) the date on which Executive becomes eligible for other group health coverage. Thereafter Executive shall be entitled to elect to continue COBRA coverage for the remainder of the COBRA period, at Executive’s own expense and as required by law. In order to receive reimbursement hereunder, Executive must submit proof of payment acceptable to the Company within 90 days after Executive incurs such expenses.

Executive understands and agrees that he is not entitled to any severance money or benefits, other than those offered in accordance with the terms of the ES Agreement and this Agreement.

Subject to Section 3 below and/or as otherwise provided by this Agreement, the Severance Payment and other benefits offered pursuant to this section will only be paid or provided if this Agreement becomes effective and within 60 days of the Termination Date. The Severance payment and the medical benefit will commence when the Agreement becomes effective. Notwithstanding the foregoing, if the 60 day period following Executive’s termination ends in a calendar year after the year hi which Executive’s employment terminates, the Severance Payment shall be made no earlier than the first day of such later calendar year. The accelerated vesting and exercisability provided in accordance with Sections 2.ii and 2.iii, shall, contingent on both (X) the timely occurrence of the Required Closing Date and (Y) this Agreement becoming effective within 60 days of the Termination Date, be provided on the later of the date on which the Agreement becomes effective or the Required Closing Date.
3.    Delay of Payment to Comply with Code Section 409A. Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Code Section 409A, the Company shall delay the commencement of such payments (without any reduction) by a period of six (6) months after Executive’s termination date. Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after Executive’s termination of employment. The 6-month payment delay requirement of this Section 3 shall apply only to the extent that the payments under this Section 3 are subject to Code Section 409A. With respect to payments or benefits under this Agreement that are subject to Code Section 409A, whether Executive has had a termination of employment shall be determined in accordance with Code Section 409A and applicable guidance issued thereunder.
4.    409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Subject to the provisions in this Section, the Severance Payments pursuant to this Agreement shall begin only upon the date of Executive’s “separation from service” which occurs on or after the date of Executive’s termination of employment. It is intended that each installment of the severance payments and benefits provided under this Agreement, if any, shall be treated as a separate “payment” for purposes of Section 409A.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
5.    Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes it determines may be appropriate.
6.    Limitation of Payments. If any payment or benefit due under this Agreement, together with all other payments and benefits Executive receives or is entitled to receive from the Company or any of its Affiliates, would (if paid or provided) constitute an excess parachute payment (within the meaning of Section 280G(b)(l) of the Code), the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to be minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an excess parachute payment will be made by the Board, in its sole discretion. Any such reduction in the preceding sentence shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (ii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to bring the issue to a shareholder vote in accordance with Section 280G(b)(5) of the Code and the Treasury Regulations thereunder.
7.    Executive’s General Release of Claims. In exchange for the severance benefits described in Section 2 of this Agreement, Executive knowingly and voluntarily releases PDI, Inc., and its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, shareholders, agents, representatives and employee benefit plans and programs and their administrators and fiduciaries (collectively referred to in this Agreement and General Release as the “Released Parties”)* from any and all claims, known and unknown, resulting from anything which has happened up to the date Executive signs this Agreement, including any claim for attorneys’ fees, relating to or arising out of Executive’s employment with the Company. For purposes of this release, “Executive” includes Executive and his heirs and legal representatives.
Without limiting the release in the prior paragraph in any way, Executive expressly waives and releases all claims relating to or arising out of any conduct of the Released Parties with respect to Executive’s employment with the Company and/or any other aspect of Executive’s employment with the Company and Executive’s termination, including, but not limited to all claims under:

•	The Age Discrimination in Employment Act;

•	The National Labor Relations Act;

•	Title VII of the Civil Rights Act;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan);

•	The Genetic Information Nondiscrimination Act;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act;

•	The Occupational Safety and Health Act;

•	The Workers Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Uniformed Services Employment and Reemployment Rights Act;

•	Employee Polygraph Protection Act;

•	The Employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act);

•	The New Jersey Law Against Discrimination;

•	The New Jersey Civil Rights Act;

•	The New Jersey Family Leave Act;

•	The Millville Dallas Airmotive Plant Job Loss Notification Act;

•	The New Jersey Conscientious Employee Protection Act;

•	The New Jersey Equal Pay Law;

•	The New Jersey Occupational Safety and Health Law;

•	The New Jersey Smokers’ Rights Law;

•	The New Jersey Genetic Privacy Act;

•	The New Jersey Fair Credit Reporting Act;

•	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim;

•	other federal, state, or local law equal employment opportunity or other laws, regulations, or ordinances;

•	breach of contract; quasi contract; negligence; interference with contract/business advantage; fraud; defamation; intentional infliction of emotional distress;

•	common law wrongful discharge from employment; and

•	any other duty or obligation of any kind or description to the fullest extent permissible by law.
Executive does not waive or release: (1) his right to enforce or challenge this Agreement and General Release; (2) any vested rights which Executive may have under any employer sponsored benefit plan; (3) the right to file any unwaivable charge or complaint with a government administrative agency (although Executive does waive and release any right to recover damages in connection with any such charge or complaint relating to anything which has happened up to the date Executive signs this Agreement); (4) rights or claims which cannot lawfully be released; (5) rights or claims arising after the date Executive signs this Agreement; (6) his right to receive payment of his commissions for the third quarter of 2015, of $29,678, which will be paid on or about December 31, 2015 (the “Q3 Commissions”); and/or (7) his right to receive an annual bonus payment for 2015 under the Company’s 2015 STIP or 2015 Q4 Commissions, whichever is greater, in accordance with the terms of such plan and provided that the Company makes 2015 annual bonus payments to participants who are terminated without cause prior to the end of the 2015 calendar year (the “2015 STIP Bonus”).
Executive represents that as of the date he signs this Agreement and General Release, he is unaware of any work related illness or injury. Executive also acknowledges and agrees that, except for the Q3 Commissions, and the greater of the 2015 STIP or 2015 Q4 Commissions, if any, he has fully and timely received all wages, overtime compensation, bonuses, commissions, benefits, and/or other amounts due in connection with his employment with and termination from the Company.
Executive represents that, as of the date he signs this Agreement, he has not filed any charge, complaint, claim, or action with any court, organization, governmental entity, or administrative agency against the Company, or any of the other Released Parties.
8.    Restrictive Covenants and Return of Property. Executive represents that Executive has not divulged any proprietary or confidential information of the Company and will remain subject to the covenants contained in the Confidentiality, Non-Competition, and Non-Solicitation Agreement signed by Executive on October 10, 2011 (the” Confidentiality, Non-Competition, and Non-Solicitation Agreement”), which is incorporated by reference herein.

Executive represents that Executive has returned all of the Company’s property, documents, and/or any confidential or proprietary information in Executive’s possession or control. Executive also agrees that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.
9.    Governing Law and Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.
10.    Severability. Should any provision or part of any provision of this Agreement be declared illegal, unenforceable, or ineffective in any legal forum, that provision or part of that provision shall immediately become null and void, but the rest of this Agreement and General Release will remain in full force and effect.
11.    Nonadmission of Wrongdoing and Attorneys’ Fees. Neither party, by signing this Agreement, admits any wrongdoing or liability to the other. Both Executive and the Company deny any wrongdoing or liability. The Parties shall each bear their own attorneys’ fees and/or expenses incurred in connection with this Agreement and no party shall be deemed a prevailing party for any purpose.
12.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Executive and the Company.
13.    Entire Agreement. This Agreement and General Release sets forth the entire agreement between Executive and the Company with’ respect to the subject matter hereof. This Agreement and General Release supercedes and replaces any and all prior agreements or understandings between Executive and the Company, except the Confidentiality, Non- Competition, and Non-Solicitation Agreement, which shall survive and continue to remain in Ml force and effect. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.
14.    Representation by Counsel. Executive acknowledges that he has had ample time and opportunity to consult with the attorney of his choice in connection with his execution of this Agreement if he elected to do so; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has had adequate time to review this Agreement and the General Release contained in this Agreement.

15.    ADEA Waiver.
Executive acknowledges that he is releasing claims arising under the Age Discrimination in Employment Act (“ADEA”). To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f), the Company and Executive agree as follows:

a.	Executive represents that he has carefully read and fully understands the terms of this Agreement and General Release.

b.	Executive is advised to consult with an attorney before signing this Agreement and General Release.

c.	Executive acknowledges and understands that he has had forty-five (45) days to consider this Agreement and General Release.

d.
Executive represents that he has taken as much time as necessary to consider whether to sign this Agreement and General Release and has chosen to sign this Agreement and General Release freely, knowingly, and voluntarily.

e.
For a seven (7) day period after Executive signs this Agreement and General Release, Executive may revoke this Agreement and General Release by delivering a written revocation to Nancy McConville, PDI, Inc., Morris Corporate Center, 1 Interpace Parkway, Parsippany, NJ 07054. The revocation must be personally delivered to Nancy McConville or mailed to Nancy McConville and postmarked within seven (7) days of the date Executive signs this Agreement and General Release. This Agreement and General Release will not become effective or enforceable until after the end of this revocation period.

16.    Agreement is Joint Product. The Parties acknowledge that this Agreement is a joint product and shall not be construed for or against any party on the ground of sole authorship. This Agreement may be executed in multiple originals, each of which shall be considered an original instrument, but all of which shall constitute one agreement, and shall bind the Parties hereto and their successors, heirs, assigns, and legal representatives.
EXECUTIVE                        PDI, Inc.

/s/ Gerald Melillo                    By:    /s/ Graham G. Miao
Gerald Melillo                        Graham G. Miao, Chief Financial Officer

Date:    12/17/15                        Date:    1/6/16